Exhibit 16.1

KPMG LLP

303 E. Wacker Dr.

Chicago, IL  60601

March 8, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Zebra Technologies Corporation and, under date of March 2, 2005, we reported on the consolidated financial statements of Zebra Technologies Corporation as of December 31, 2003 and 2004 and for the three years ended December 31, 2004.  On March 4, 2005, our appointment as principal accountants was terminated.  We have read Zebra Technologies Corporation’s statements included under Item 4.01 of its Form 8-K dated March 9, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that the Company engaged Ernst & Young LLP as the Company’s independent accountant..

Very truly yours,

KPMG LLP